City National Rochdale Select Strategies Fund

Change in Auditors

The Fund has selected BBD, LLP (“BBD”) to serve as the Fund’s independent registered public accounting firm for the Fund’s fiscal year ended January 31, 2019. The decision to select BBD was recommended by the Fund’s Audit Committee on November 29, 2018 and was approved by the Fund’s Board of Trustees on November 29, 2018. During the Fund’s fiscal year ended January 31, 2019, neither the Fund, nor anyone on their behalf, consulted with BBD on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304). The selection of BBD does not reflect any disagreements with or dissatisfaction by the Fund or the Fund’s Board of Trustees with the performance of the Fund’s prior independent registered public accounting firm, RSM US, LLP (“RSM”), for the fiscal year ended January 31, 2018. The decision not to renew the engagement of RSM, effective upon its completion of its audit for the fiscal year ended January 31, 2018, and to select BBD was recommended by the Fund’s Audit Committee and approved by the Fund’s Board of Trustees. RSM’s report on the Fund’s financial statements for the period ended January 31, 2018 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund’s fiscal year ended January 31, 2018 (i) there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund’s financial statements for such year; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

April 11, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We were previously the registered independent public accounting firm for City National Rochdale Select Strategies Fund (the Fund). We have read the attached statements made by the Fund in relation to Item 77K which we understand will be filed with the Commission as an Exhibit to Form N-CSR on April 11, 2019. We agree with the statements made therein concerning our firm.

Yours truly,

/s/ RSM US LLP